As filed with the Securities and Exchange Commission on September 20, 1999
                                                Registration No.  333-__________


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  ____________

                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  ____________

                            NBC CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)


               Mississippi                            64-0694775
             (State or other                        (I.R.S. Employer
       jurisdiction of incorporation             Identification Number)
             or organization)

                              301 East Main Street
                         Starkville, Mississippi 39760
                                 (662) 323-1341
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               _________________

                             NBC CAPITAL CORPORATION
                         ASSUMPTION OF STOCK OPTIONS OF
                               FFBS BANCORP, INC.
                            (Full title of the Plan)

                               ________________

               Richard T. Haston                       Copy to:
             Executive-Vice President             Virginia Boulet, ESQ.
           and Chief Financial Officer            Phelps Dunbar, L.L.P.
             NBC Capital Corporation           400 Poydras Street, 30/th/ Floor
              1108 Highway 82 W.                New Orleans, Louisiana 70130
           Starkville, Mississippi 39759              (504) 584-9286
                (662) 324-4258
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               _______________

                        CALCULATION OF REGISTRATION FEE
===================================================================================================
                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
 TITLE OF SECURITIES    AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING      AMOUNT OF
   TO BE REGISTERED    REGISTERED/(1)/       PER UNIT/(2)/        PRICE/(2)/       REGISTRATION FEE
__________________________________________________________________________________________________
Common Stock            29,445 shares        $28.00/(3)/          $824,460            $229.20
===================================================================================================

/(1)/ Upon the occurrence of any future stock split, stock dividend or similar transaction involving common stock of the Registrant during the effectiveness of this Registration Statement, the number of securities registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.

/(2)/ Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

/(3)/ The average of the bid and asked price per share of the Common Stock on September 13, 1999.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

*Item 1.  Plan Information.

*Item 2.  Registrant Information and Employee Plan Annual Information.

*    The information required by Part I of Form S-8 to be contained in the
Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents filed by NBC Capital Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are incorporated in this registration statement by reference:

     (1) NBC's Registration Statement on Form S-4 and the amendment thereto, filed with the SEC on March 30, 1999 and April 29, 1999 (Commission File
No. 333-75293).

     (2) NBC's Form 10Q Reports (Commission File No. 0-12885) filed for the fiscal quarters ended March 31,1999 and June 30, 1999, filed with the SEC on May 12, 1999 and August 10, 1999, respectively.

     (3) NBC's Annual Report on Form 10K (Commission File No.0-12885) for the fiscal year ended December 31, 1998, filed with the SEC on March 30, 1999.

     (4) The description of NBC's common stock set forth in its current report on Form 8-K (Commission file No. 0-12885), filed with the SEC on September 15, 1999.

     All documents subsequently filed by NBC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing by NBC of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.

     This item is not applicable because NBC's common stock is registered under
Section 12 of the Exchange Act.


Item 5.   Interest of Named Experts and Counsel.

     No expert named in the registration statement as having prepared or certified any part thereof or counsel for NBC named as having given an opinion on the validity of the securities registered or other legal matters in connection with the registration or offering of such securities was employed for such purpose on a contingent basis, or had or is to receive in connection with the offering a substantial or direct or indirect interest in NBC or any of its subsidiaries.

     Gholson, Hicks & Nichols, A Professional Association, provided an opinion of the validity of the shares registered by NBC in this registration statement. As of the date of this prospectus, members of the firm of Gholson, Hicks & Nichols beneficially owned 69,608 shares of NBC common stock. In addition, Mr. Hunter Gholson, a partner in the firm, serves as a director and secretary of NBC.


Item 6.   Indemnification of Directors and Officers.

     The Mississippi Business Corporation Act ("MBCA") contains provisions that directly affect the liability of officers and directors of Mississippi corporations to the corporations and stockholders whom they serve. Article 8, Subarticle E of the MBCA permits Mississippi corporations to indemnify officers and directors, as well as certain other individuals who act on behalf of such corporations. Article 8, Subarticle C sets forth the standards of conduct required for directors, and Article 8, Subarticle D sets forth the standards of conduct of officers of Mississippi corporations.

     Section 79-4-8.30 of the MBCA provides that directors of Mississippi corporations are required to discharge the duties of their positions in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances in like positions and in a manner reasonably believed to be in the best interests of the corporation. This section specifically provides that in considering the best interests of the corporation, the director must consider the interests of the corporation's stockholders. A director is allowed to rely in good faith on information provided to him by the corporation's officers, legal counsel, accountants, other experts and board committees on which he is not a member. Section 79-4-8.42 imposes the same standards of conduct on officers of Mississippi corporations, except there is no specific provision regarding the interests of the stockholders. Officers are allowed to rely in good faith on information provided to them by other officers, legal counsel, accountants and other experts. If directors and officers perform their duties in compliance with these sections, they will not be liable for any action, or failure to take action, taken in the performance of their duties.

     Section 79-4-8.33 imposes personal liability of directors to the corporation and its stockholders for distributions made in excess of standards established by Mississippi law or in the corporation's articles of incorporation. The MBCA also provides that a director cannot be indemnified, as allowed by the provisions of the MBCA discussed below, in circumstances where, in his performance as a director, he has received a financial benefit to which he is not entitled, he intentionally inflicts harm on the corporation or its stockholders or he intentionally violates any criminal law. Section 79-4-2.02(b)(5) permits the corporation to include an obligatory indemnification for directors in its Articles of Incorporation for all acts other than those outlined above.

     Article 11 of NBC's articles of incorporation complies with the permitted indemnification provision of Section 79-4-2.02(b)(5). The personal liability of a director of NBC is eliminated unless he breaches his duty of loyalty to the corporation or its stockholders, commits acts or omissions not in good faith, or which involve intentional misconduct or knowing violation of law, permits unlawful distributions or receives an improper personal benefit from any transaction. Article 11 further permits NBC to advance all expenses for defense of a director in any lawsuit brought against a director in his capacity as a director. The MBCA specifically provides, in Section 79-4-8.53 that such advances are allowed by Mississippi law. Such advances may be made under the MBCA only after a determination that the director met all relevant standards of conduct.

     Section 79-4-8.51 of the MBCA permits a Mississippi corporation to indemnify any officer to the same extent as to a director. Article VI of NBC's by-laws provides that any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in one of those capacities for another business, may be indemnified to the fullest extent allowed law against all expense, liability and loss (including attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred by such persons.

     Indemnification of officers and directors against reasonable expenses is mandatory under Section 79-4-8.52 of the MBCA to the extent the officer or director is successful on the merits or otherwise in the defense of any action or suit against him giving rise to a claim of indemnification.

     Section 79-4-8.57 permits a Mississippi corporation to purchase and maintain insurance on behalf of its officers and directors, against liability asserted against or incurred by them in their capacities as officers or directors, whether or not the corporation would have the power to indemnify such officers or directors or advance funds for the same liability. Article VI,
Section 4 of NBC's by-laws permits NBC to obtain such insurance.

     The MBCA treats suits by or in the right of the corporation, or derivative suits, differently from other legal actions. Indemnification is not permitted in a derivative action, except for reasonable expenses incurred in connection with the proceeding if the officer or director has met the relevant standards of conduct.


Item 7.   Exemption from Registration Claimed.

     This item is not applicable because no restricted securities are to be reoffered or resold pursuant to this registration statement.


Item 8.   Exhibits.

     4 NBC Capital Corporation's Plan for the Assumption of the FFBS Bancorp, Inc. 1993 Incentive Stock Option Plan and the FFBS Bancorp, Inc. 1993 Stock Option Plan for Outside Directors.

     5.1 Opinion of Gholson, Hicks & Nichols, A Professional Association as to the legality of the securities being registered.

     23.1   Consent of T.E. Lott & Co.

     23.2 Consent of Gholson, Hicks & Nichols, A Professional Association (included in Exhibit 5.1).

     24.1 Power of Attorney (included on signature page of this Registration Statement).


Item 9.   Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers of shares are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

     (5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Starkville, State of Mississippi, on this 8th day of September, 1999.

                                      NBC CAPITAL CORPORATION



                                      By:  /s/  LEWIS F. MALLORY, JR.
                                          ---------------------------------
                                           Lewis F. Mallory, Jr.
                                           Chairman of the Board and
                                           Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Richard T. Haston, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                      NBC CAPITAL CORPORATION



                                      By:     /s/ Lewis F. Mallory, Jr.
                                          ---------------------------------
                                          Lewis F. Mallory, Jr.
                                          Chairman of the Board and
                                          Chief Executive Officer

          Signature                      Title                             Date
          ---------                      -----                             ----
 /s/ Lewis F. Mallory, Jr.          Chairman of the Board             September 8, 1999
-----------------------------   Chief Executive Officer/Director
Lewis F. Mallory, Jr


  /s/ Mark A. Abernathy           President and Chief Operating       September 8, 1999
-----------------------------              Officer/Director
Mark A. Abernathy


  /s/ Richard T. Haston              Chief Financial Officer          September 8, 1999
-----------------------------
Richard T. Haston


  /s/ Aubrey Adair                   Chief Accounting Officer         September 8, 1999
-----------------------------
Aubrey Adair


   /s/ David Byars                            Director                September 8, 1999
-----------------------------
David Byars


  /s/ Robert S. Caldwell, Jr.                 Director                September 8, 1999
-----------------------------
Robert S. Caldwell, Jr.


  /s/ Robert L. Calvert, III                   Director                September 8, 1999
-----------------------------
Robert L. Calvert, III


  /s/ Robert A. Cunningham                    Director                September 8, 1999
-----------------------------
Robert A. Cunningham


  /s/ J. Nutie Dowdle                         Director                September 8, 1999
-----------------------------
J. Nutie Dowdle


  /s/ Clifton B. Fowler                       Director                September 8, 1999
-----------------------------
Clifton B. Fowler



  /s/ James C. Galloway, Jr.                 Director                 September 8, 1999
--------------------------
James C. Galloway, Jr.


  /s/ Hunter M. Gholson                      Director                 September 8, 1999
--------------------------
Hunter M. Gholson


  /s/ E. Frank Griffin, III                  Director                 September 8, 1999
--------------------------
E. Frank Griffin, III


  /s/ Bobby L. Harper                        Director                 September 8, 1999
--------------------------
Bobby L. Harper


  /s/ Robert S. Jones                        Director                 September 8, 1999
--------------------------
Robert S. Jones


--------------------------                   Director                 September 8, 1999
Robert D. Miller


  /s/ Edith D. Millsaps                      Director                 September 8, 1999
--------------------------
Edith D. Millsaps


  /s/ Ralph E. Pogue                         Director                 September 8, 1999
--------------------------
Ralph E. Pogue


  /s/ Thomas J. Prince, Jr.                  Director                 September 8, 1999
--------------------------
Thomas J. Prince, Jr.


  /s/ James R. Prude                         Director                 September 8, 1999
--------------------------
James R. Prude


  /s/ Sarah Scribner Prude                   Director                 September 8, 1999
--------------------------
Sarah Scribner Prude


--------------------------                   Director                 September 8, 1999
Allen B. Puckett, III


--------------------------                   Director                 September 8, 1999
Dr. James C. Ratcliff


  /s/ Sammy J. Smith                         Director                 September 8, 1999
--------------------------
Sammy J. Smith


  /s/ H. Stokes Smith                        Director                 September 8, 1999
--------------------------
H. Stokes Smith


  /s/ Henry S. Weiss                         Director                 September 8, 1999
--------------------------
Henry S. Weiss
